EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 4, 2000, by and among MEDICAL MANAGER CORPORATION, a Delaware corporation (the "Company"), CAREINSITE, INC., a Delaware corporation and majority-owned subsidiary of the Company ("CareInsite"), and MARVIN P. RICH ("Executive").

                  WHEREAS, each of the Company and CareInsite desires to employ Executive on a full-time basis and Executive desires to be so employed by the Company and CareInsite;

                  NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

         1. Effectiveness of Agreement and Employment of Executive.

                  1.1. Effectiveness of Agreement. This Agreement shall become effective as of the date first written above (the "Effective Date").

                  1.2 Employment by the Company and CareInsite. (a) The Company hereby employs Executive as its President and CareInsite hereby employs Executive as its Chief Executive Officer and Executive hereby accepts such employment with each of the Company and CareInsite. Executive shall report to, and perform such duties and services for the Company, CareInsite, and their respective subsidiaries and affiliates (such subsidiaries and affiliates, collectively, "Affiliates") commensurate with such positions as may be designated from time to time by, the Chairman of the Board of Directors of the Company (the "Board") and of the Board of Directors of CareInsite (the "CareInsite Board"), as the case may be. Each of the Company and CareInsite shall, subject to its fiduciary duties, use its best efforts to appoint Executive as a member of the Board and the CareInsite Board, respectively, as of the Effective Date. During the Employment Period (as defined below), each of the Company and CareInsite shall, subject to its fiduciary duties, use its best efforts to include Executive in management's nominees for election, and recommend the election of Executive, as a member of the Board and of the CareInsite Board. In the event that the employment of Executive with the Company or CareInsite (or both) is terminated for any reason, Executive agrees that he will promptly resign from the Board or the CareInsite Board (or both), as the case may be.

                  (b) Executive shall perform his duties hereunder at the Company's and CareInsite's headquarters at 669 River Drive, Elmwood Park, New Jersey; provided, however, that Executive shall be required to travel on business on a reasonable basis in connection with the performance of his duties hereunder. Executive shall use his best and most diligent efforts to promote the interests of the Company, CareInsite and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement.


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         2. Compensation and Benefits.

                  2.1. Salary. The Company shall pay Executive for services during his employment under this Agreement a base salary at the annual rate of $250,000 (as it may be increased pursuant to this Section 2.1, the "Company Base Salary"). In addition, CareInsite shall pay Executive for services during his employment under this Agreement a base salary at the annual rate of $250,000 (as it may be increased pursuant to this Section 2.1, the "CareInsite Base Salary"). Such Company Base Salary or CareInsite Base Salary may be increased (but not decreased) from time to time in the sole discretion of (i) the Board or Compensation Committee of the Board in the case of the Company Base Salary or
(ii) the CareInsite Board or Compensation Committee of the CareInsite Board in the case of the CareInsite Base Salary. The Company Base Salary and CareInsite Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's or CareInsite's, as the case may be, customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

                  2.2. Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other senior officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

                  2.3. Expenses. Pursuant to the Company's or CareInsite's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company, CareInsite or their Affiliates in the performance of his duties hereunder.

                  2.4 Relocation. The Company and Executive understand that Executive currently maintains a residence in New Canaan, Connecticut, but that Executive will relocate to an area convenient to the corporate headquarters in Elmwood Park, New Jersey. Upon the presentation of invoices, the Company shall reimburse, on an after tax basis, Executive's reasonable out-of-pocket expenses related to the relocation of him and his family to such area. In addition, during the period while Executive is maintaining his current residence and his new residence (which may be a temporary residence or hotel accommodations), which period shall not exceed six months, the Company shall reimburse Executive for the cost of the lower of (i) his monthly mortgage payment for his existing home in New Canaan, Connecticut and (ii) his monthly mortgage or rental payment on his new home or temporary living arrangement.

                  2.5 Vacation. Executive shall be entitled to vacation time consistent with the Company's vacation policies. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company and CareInsite.

                  2.6 Car Allowance. During the Employment Period, the Company shall provide Executive with a car allowance in accordance with Company policy.

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                  2.7 Bonus. With respect to each 12 month period (the
"Performance Period") during the Employment Period, Executive shall be entitled to receive (i) a bonus (the "Company Bonus") of up to $250,000 in the event that the Company has attained certain specified performance goals and (ii) a bonus (the "CareInsite Bonus") of up to $250,000 in the event that CareInsite has attained certain specified performance goals. The performance goals shall be established by the Compensation Committee of the Board or the Compensation Committee of the CareInsite Board, as applicable, and shall be communicated to Executive prior to the commencement of each Performance Period or, in the case of the first Performance Period, within 30 days of the Effective Date. The determination as to whether the performance goals have been attained shall be made by the Compensation Committee of the Board or the Compensation Committee of the CareInsite Board, as the case may be, (i) in its sole and absolute discretion to the extent the performance goals are not quantifiable and (ii) on the basis of a report prepared by the Chief Financial Officer of the Company or CareInsite, as applicable, to the extent the performance goals are quantifiable. Such report shall be presented to the applicable Compensation Committee within 30 days of the last day of the Performance Period. Payment of the Company Bonus and the CareInsite Bonus, if any, shall be made as soon as practicable following the presentation by the Chief Financial Officer; but in no event more than 30 days thereafter, provided, that, except as set forth in Section 5 below, Executive remains in the employ of the Company or CareInsite on the payment date. In the event that the Company or CareInsite reasonably determines that the Company Bonus or the CareInsite Bonus may be subject to the limitation on deductible compensation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company or CareInsite may defer the payment of the Company Bonus or CareInsite Bonus (or portion thereof) until the limitation no longer applies to such payment (or portion thereof).

                  2.8 Loan. As soon as practicable following the Effective Date, the Company or CareInsite shall make a full recourse loan (the "Loan") to Executive in the principal amount of $600,000. The Loan shall be evidenced by a promissory note to be executed by Executive in a form satisfactory to the Company or CareInsite, as applicable, and shall be secured by any options to purchase shares of the Company's or CareInsite's common stock held by Executive. The Loan shall bear interest at a rate equal to the lowest rate necessary to avoid characterization of the Loan as a "below-market loan" within the meaning of Section 7872 of the Internal Revenue Code of 1986, as amended, and shall become due and payable on the earlier of (i) any demand by the Company after 30 days following the termination of Executive's employment with the Company and CareInsite for any reason and (ii) the second anniversary of the date on which the Loan is made.

         3. Employment Period.

                  Executive's employment under this Agreement shall commence as of the Effective Date, and shall terminate on the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 (the "Employment Period"). Unless written notice of either party's desire to terminate the Employment Period has been given to the other party at least 30 days prior to the expiration of the Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods.

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         4. Stock Option.

                  4.1 Subject to obtaining the approval of the Stock Option Committee of the Board, Executive shall be granted (i) an option (the "Company Class A Stock Option") to purchase 250,000 shares of the Company's common stock pursuant to the Company's Amended and Restated 1989 Class A Stock Option Plan (the "Class A Plan") and the terms of a stock option agreement to be entered into between the Company and Executive (the "Company Class A Stock Option Agreement") and (ii) an option (the "Company Class B Stock Option" and collectively with the Company Class A Stock Option, the "Company Stock Options") to purchase 200,000 shares of the Company's common stock pursuant to the Company's Amended and Restated 1989 Class B Stock Option Plan (the "Class B Plan") and the terms of a stock option agreement to be entered into between the Company and Executive (the "Company Class B Stock Option Agreement" and together with the Company Class A Stock Option Agreement, the "Company Stock Option Agreements"). The Company Stock Option Agreements shall contain the terms described in this Section 4 and such other terms as are not any less favorable than those applicable to other executive officers of the Company. Subject to Executive's remaining in the employ of the Company or CareInsite (except as set forth in Sections 4.3, 5.2, 5.3 and 5.5 below), the Company Stock Options shall be exercisable in accordance with the following schedule:

                  Anniversary of                     % of Stock
                  Date of Grant                  Option Exercisable
                  -------------                  ------------------

                      1st                                 20%
                      2nd                                 40%
                      3rd                                 60%
                      4th                                 80%
                      5th                                100%

In the event of a Change in Control (as defined below) of the Company or CareInsite, notwithstanding anything to the contrary contained in the Class A Plan or Class B Plan, the Company Stock Options shall be treated in the manner described in Section 4.3 below. Executive will be eligible to receive future grants of options to purchase shares of the Company's common stock at the discretion of the Stock Option Committee of the Board.

                  4.2 Subject to obtaining the approval of the Compensation Committee of CareInsite, Executive shall also be granted an option (the "CareInsite Stock Option", collectively with the Company Stock Options, the "Stock Options") to purchase 450,000 shares of the common stock of CareInsite pursuant to the terms of CareInsite's 1999 Officer Stock Option Plan (the "CareInsite Plan") and a stock option agreement to be entered into between CareInsite and Executive (the "CareInsite Stock Option Agreement" and, together with the Company Stock Option Agreements, the "Stock Option Agreements"). The CareInsite Stock Option Agreement shall contain the terms described in this
Section 4 and such other terms as are not any less favorable than those applicable to other executive officers of the Company. Subject to Executive's remaining in the employ of the CareInsite or the Company (except as set forth in

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Sections 4.3, 5.2, 5.3 and 5.5 below), the CareInsite Stock Option shall be exercisable in accordance with the following schedule:

                  Anniversary of                   % of
                  Date of Grant                    Stock Option Exercisable
                  -------------                    ------------------------

                       1st                                      20%
                       2nd                                      40%
                       3rd                                      60%
                       4th                                      80%
                       5th                                     100%

provided, however, that no portion of the CareInsite Stock Option shall become vested and exercisable prior to December 15, 2001, (on such date, the portion of the CareInsite Stock Option shall become vested and exercisable to the extent that such portion would have become exercisable by virtue of the above vesting schedule). In the event of a Change in Control of CareInsite or the Company, notwithstanding anything to the contrary contained in the CareInsite Plan, the CareInsite Stock Option shall be treated in the manner described in Section 4.3 below. Executive will be eligible to receive future grants of options to purchase shares of CareInsite's common stock at the discretion of the Compensation Committee of the CareInsite Board.

                  4.3 Change in Control. (a) In the event that (x) a Change in Control (as defined below) of the Company or, to the extent set forth in Section 4.3(b)(B), CareInsite occurs during the Employment Period and (y)(i) except in the case of an event specified in Section 4.3(b)(D), Executive is still employed by the Company or CareInsite, as applicable, or the acquiring company on the one year anniversary of the date on which such Change in Control occurs or (ii) the Employment Period is terminated by CareInsite, the Company or the acquiring company without Cause or by Executive for Good Reason during such one year period, the Stock Options, to the extent not vested, shall become vested and exercisable (x) on the one year anniversary of the date on which such Change in Control occurs or the date of the Change in Control if the Change in Control is an event specified in Section 4.3(b)(D) (in the case of clause (i) above) or (y) on the effective date of such termination of the Employment Period (in the case of clause (ii) above). In the event of the occurrence of the circumstances described in the preceding sentence, the Company or CareInsite or the acquiring company, as the case may be, shall also have the obligations specified in Sections 5.3 and 5.5 of this Agreement.

                  (b) For purposes of this Agreement and the Stock Option Agreements, a "Change in Control" of the Company or CareInsite, as the case may be, shall be deemed to have occurred if:

                    (A) Both (i) any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of the Company, excluding Martin J. Wygod and his affiliates, and (ii) following such acquisition of 50 percent voting power, Martin J. Wygod shall no longer be the Chairman of the Board of the Company or CareInsite or a senior executive

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                         officer of the acquiring company of 50 percent voting
                         power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50 percent voting power; or

                    (B) Only in the event that CareInsite has assumed all of the obligations under this Agreement, both (i) any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of CareInsite, excluding Martin J. Wygod and his affiliates, and (ii) following such acquisition of 50 percent voting power, Martin J. Wygod shall no longer be the Chairman of the Board of CareInsite or a senior executive officer of the acquiring company of 50 percent voting power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50 percent voting power; or

                    (C) The sale of all or substantially all of the assets of the Company or, if CareInsite assumes all of the obligations under this Agreement, the sale of all or substantially all of the assets of CareInsite (including, without limitation, by way of merger, consolidation, lease or transfer) to a person, entity or group other than Martin J. Wygod or his affiliates in a transaction (except for a sale-leaseback transaction) (x) where the Company, CareInsite or the holders of the common stock of the Company or CareInsite, as the case may be, do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the board of directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation and (y), following such sale of assets, Martin J. Wygod shall no longer be the Chairman of the Board of the Company or CareInsite or a senior executive officer of the acquiring entity, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such sale of assets; or

                    (D) A complete liquidation or dissolution of the Company and CareInsite shall have occurred.

                  4.4 Future Equity Grants. In the event that either the Company or CareInsite effects a public offering of the securities of a subsidiary thereof, Executive shall receive equity in such subsidiary on a basis which is substantially similar to the equity participation of other senior executive officers of the Company or CareInsite, as applicable (other than the Chairman of the Board or of the CareInsite Board), as applicable.

         5. Termination.

                  5.1. Termination by the Company for Cause. (a) The Employment Period may be terminated at any time by the Company or CareInsite for Cause (as defined below).

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Upon such a termination, the Company and CareInsite shall have no obligation to
Executive other than (i) the payment of Executive's earned and unpaid Company Base Salary and CareInsite Base Salary to the effective date of such termination and (ii) Executive shall not be entitled to any additional rights or vesting with respect to the Stock Options following the effective date of such termination

                  (b) For purposes of this Agreement, the term "Cause" shall mean any of the following:

                           1. A willful failure of Executive to perform his duties hereunder in any material respect which failure is not cured by Executive within 30 days following written notice from the Company or CareInsite detailing such failure;

                           2. Any willful misconduct by Executive
         relating, directly or indirectly, to the Company, CareInsite or any of their Affiliates, which misconduct, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company or CareInsite detailing such misconduct;

                           3. Any material breach by Executive of this Agreement, including, without limitation, Section 6 hereof, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company or CareInsite detailing such breach; or

                           4. Executive's commission of a common law fraud against the Company, CareInsite or any of their Affiliates or conviction of a felony.

                  5.2 Death and Disability. (a) The Employment Period may be deemed terminated by the Company and CareInsite upon the death of Executive or Executive becoming Disabled (as defined below), and the Company and CareInsite shall have the following obligations to Executive or Executive's estate (but no other obligation to Executive or Executive's estate pursuant to this Agreement):

                    (i) a continuation of the Company Base Salary and CareInsite Base Salary for a period (the "Applicable Period") commencing on the date of termination and ending on the fourth anniversary of the date of termination, payable in accordance with the fourth sentence of Section 2.1,

                    (ii) a continuation of the benefits to which Executive is
                         entitled pursuant to the Welfare Plans (as defined in Section 5.3(a)(ii) below) for the Applicable Period,

                    (iii) the Company Bonus and CareInsite Bonus that would have been payable to Executive pursuant to Section 2.7 for each year (or portion thereof) during the Applicable Period, payable at the time that such bonuses are required to be paid pursuant to Section 2.7, such Company Bonus and CareInsite Bonus to be equal to the highest Company Bonus and

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                         CareInsite Bonus paid to Executive for any of the
                         prior three years or, if shorter, during the Employment Period, and

                    (iv) the Stock Options shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company or CareInsite during the Applicable Period

; provided, however, that the continuation of such salary, welfare benefits and the continuation of vesting and exercisability of the Stock Options shall cease on the occurrence of a material breach of the covenants contained in Section 6 below; and provided further, however, that Executive's eligibility to continue to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. Any payments that may be required to be made by the Company or CareInsite pursuant to this Section 5.2 shall first be applied to the repayment of the principal amount of and interest on the Loan.

                  (b) For purposes of this Agreement, Executive shall be "Disabled" if (i) Executive becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the duties of his position for a period in excess of 180 days in any consecutive twelve-month period, (ii) a qualified independent physician mutually acceptable to the Company, CareInsite and Executive determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration or (iii) he is deemed "disabled" for purposes of the long term disability insurance policy maintained by the Company for the Executive.

                  5.3 Termination by the Company or CareInsite Without Cause.
(a) The Employment Period may be terminated at any time by the Company or CareInsite without Cause. If the Company or CareInsite (or both) terminates the Employment Period without Cause, the Company or CareInsite, as the case may be, shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

                    (i) a continuation of the Company Base Salary or CareInsite Base Salary, as the case may be, for a period (the "Severance Period") commencing on the date of termination and ending on the third anniversary of the date of termination, payable in accordance with the fourth sentence of Section 2.1,

                    (ii) Executive shall be eligible to continue to participate during the Severance Period on the same terms and conditions that would have applied had he remained in the employ of the Company or CareInsite during the Severance Period in all health, medical, dental and other welfare plans provided to Executive pursuant to
                         Section 2.2 at the time of such termination and which are provided by the Company or CareInsite to its employees following the date of termination ("Welfare Plans"),

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                    (iii) the Company Bonus and CareInsite Bonus that would have been payable to Executive pursuant to Section 2.7 for each year (or portion thereof) during the Severance Period, payable at the time that such bonuses are required to be paid pursuant to Section 2.7, such Company Bonus and CareInsite Bonus to be equal to the highest Company Bonus and CareInsite Bonus paid to Executive for any of the prior three years or, if shorter, during the Employment Period, and

                    (iv) the Company Stock Options or the CareInsite Stock
                         Option, as the case may be, shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company or CareInsite, as the case may be, during the Severance Period, except that Section 4.3 shall apply in the event that the Executive's termination of employment without Cause occurs during the one year period following a Change in Control

; provided, however, that the continuation of such salary, welfare benefits and the vesting and exercisability of the Stock Options shall cease on the occurrence of any material breach of the covenants contained in Section 6 below; provided further, however, that Executive's eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company or CareInsite shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein. Anything to the contrary herein notwithstanding in Section 5.2 or this Section 5.3, the Company shall have no obligation to continue to maintain any Welfare Plan solely as a result of the provisions of this Agreement. Any payments that may be required to be made by the Company or CareInsite pursuant to this Section 5.3 shall first be applied to the repayment of the principal amount of and interest on the Loan.

                  (b) Notwithstanding anything to the contrary in this Agreement, in the event that the Company determines that it is in the best interest of the Company and its stockholders to terminate Executive's employment with the Company due to a corporate transaction or the potential for a conflict of interest with CareInsite, such a termination shall not constitute a termination without Cause so long as CareInsite assumes the Company's obligations to pay the Company Base Salary and Company Bonus and to provide the other benefits contemplated in Section 2 in accordance with its plans and policies.

                  5.4 Liquidated Damages. Executive acknowledges that the payment of all amounts and benefits due to him under Section 5.3 or Section 5.5 resulting from a termination of the Employment Period by the Company or CareInsite without Cause or by Executive for Good Reason (as defined below) are in lieu of any and all claims that Executive may have against the Company, CareInsite or any of their Affiliates (other than benefits under the Company's or CareInsite's employee benefit plans that by their terms survive termination of employment, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and rights to indemnification under certain indemnification arrangements for officers of the

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Company), and represent liquidated damages (and not a penalty). The Company may request that Executive confirm such acknowledgment in writing prior to the receipt of such benefits.

                  5.5 Termination by Executive for Good Reason. (a) Executive may terminate his employment with the Company or CareInsite (and the Employment Period with respect to the Company or CareInsite will be terminated) for Good Reason. If Executive terminates his employment with the Company or CareInsite for Good Reason, Executive shall be entitled to the same salary and welfare benefit continuation, bonus, and the continuation of vesting and exercisability of the Stock Options that he would have been entitled to receive under Section
5.3 if the Employment Period were terminated by the Company or CareInsite without Cause.

                  (b) For purposes of this Agreement, the term "Good Reason" shall mean any of the following conditions or events which condition(s) or event(s) remain in effect 30 days after written notice is provided by Executive to the Company or CareInsite, as the case may be, detailing such condition or event:

                  1. A material reduction in Executive's title or responsibilities with CareInsite or the Company or if he is required to report to any person other than Martin J. Wygod (other than as a result of the health of Mr. Wygod or his death); provided that Executive shall not have Good Reason if the Company determines that as a result of a corporate transaction or potential conflicts of interest with CareInsite, it is not in the best interests of the Company and its stockholders that Executive continue to serve as the President of the Company or having the responsibilities associated with such position so long as CareInsite assumes the Company's obligations to pay the Company Base Salary and Company Bonus and to provide the other benefits contemplated in Section 2 in accordance with its plans and policies;

                  2. Any reduction in the Company Base Salary or CareInsite Base Salary or material fringe benefits provided by the Company;

                  3. Any material breach by the Company or CareInsite of this Agreement (which shall not include the circumstance described in the proviso in clause 1 above);

                 4. Executive's remaining in the employ of the Company and CareInsite for a period of one year following the occurrence of a Change in Control of the Company or CareInsite, as the case may be.

         6. Covenants of Executive

                  6.1 Confidentiality. (a) Executive understands and acknowledges that in the course of his employment, he will have access to and will learn information that is proprietary to, or confidential to the Company, CareInsite and their Affiliates that concerns the operation, methodology and plans of the Company, CareInsite and their Affiliates, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as

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defined in Section 6.4 below), information regarding acquisition and other strategic partner candidates, and customer information (collectively, "Proprietary Information"). Executive agrees that, (i) at all times (including following termination of his employment with the Company or CareInsite) with respect to Proprietary Information that is not financial information of the Company or CareInsite and (ii) during his employment with the Company or CareInsite and for three years thereafter, with respect to financial information of the Company and CareInsite, he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently becomes available to the public, otherwise than by breach of this Agreement by Executive, (ii) was the subject of a court order for Executive to disclose or (iii) was known by Executive prior to the Effective Date. Upon any termination of Executive's employment, Executive shall immediately return to the Company or CareInsite, as applicable, all copies of any Proprietary Information in his possession.

                  (b) Executive agrees that at no time during his employment by the Company, CareInsite or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which falsely impugns or falsely attacks, or is otherwise critical of, the reputation, business or character of the Company, CareInsite or their Affiliates or any of their respective officers or employees.

                  6.2. Restrictions on Solicitation. During the period beginning on the Effective Date and ending on the second anniversary of the date of cessation of the employment of Executive for any reason whatsoever (the "Restricted Period"), Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer, or any prospective customer, of the Company, CareInsite or any of their Affiliates for any commercial pursuit which is in competition with the Company, CareInsite or any of their Affiliates, or that is contemplated by the Business Plan (as defined below) at the time of termination or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company, CareInsite or any of their Affiliates. During the Restricted Period, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or induce, or attempt to induce, any employees, agents or consultants of or to the Company, CareInsite or any of their Affiliates to leave the employ of the Company, CareInsite or such Affiliate or do anything from which Executive is restricted by reason of this Agreement nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company, CareInsite or any of their Affiliates. For purposes of this Agreement, "Business Plan" shall mean, at any point in time, the then current business plan of the Company, CareInsite or any of their Affiliates and any business plans of the Company, CareInsite or any of their Affiliates in effect during the prior 18 months.

                  6.3. Restrictions on Competitive Employment. (a) During the Restricted Period, Executive shall not, anywhere in the United States, directly or indirectly, without the prior written approval of the Company, own an interest in or, as principal, agent, employee,

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


consultant or otherwise, engage in activities for or render services to, any firm or business (i) engaged in competition with the Company, CareInsite or any of their Affiliates, (ii) conducting a business of the type and character engaged in by (or contemplated by the Business Plan of) the Company, CareInsite or any of their Affiliates at the time of termination, or (iii) developing products or services competitive with those of the Company, CareInsite or any of their Affiliates (all of the businesses in clauses (i), (ii) and (iii) collectively, "Competitive Business"). Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

                  (b) For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company, CareInsite and their Affiliates presently conduct their businesses throughout the United States. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company, CareInsite and their Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this Section 1.5 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

                  6.4. Assignment of Developments. All Developments that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, arising out of or as a result of Executive's employment with the Company or CareInsite shall be the sole and absolute property of the Company, CareInsite and the Affiliates, free of any reserved or other rights of any kind on Executive's part. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive's employment under this Agreement or any other employment with the Company, CareInsite or the Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company or CareInsite, as applicable, and, at the Company's or CareInsite's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company or CareInsite to be necessary or desirable at any time in order to effect the full assignment to the Company, CareInsite and the Affiliates of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities, or the products and services of the Company, CareInsite or any of the Affiliates.

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


                  6.5. Remedies. Executive acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this
Section 6 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company or CareInsite, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

         7. Notices.

                  Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

                           (a) if to the Company:

                           Medical Manager Corporation
                           River Drive Center 2
                           669 River Drive
                           Elmwood Park, New Jersey  07407-1361
                           Telecopier No.:  (201) 703-3401
                           Attention: General Counsel

                           with a copy to CareInsite at the address in subparagraph (b) below.

                           (b) if to CareInsite:

                           CareInsite, Inc.
                           River Drive Center 2
                           669 River Drive
                           Elmwood Park, New Jersey  07407-1361
                           Telecopier No.:  (201) 703-3401
                           Attention: General Counsel

                           with a copy to the Company at the address in subparagraph (a) above.


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


                  (c) if to Executive at the address set forth below.

                  Any notice shall be deemed given when actually delivered to such address, or three days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

         8.       Miscellaneous.

                  8.1. Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and CareInsite and acknowledges that the Company and CareInsite are relying upon such representations and covenants:

                  (a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

                  (b) Executive, during his employment, shall use his best efforts to disclose to the Chairman of the Board of the Company or CareInsite in writing or by other effective method any bona fide information known by him and not known to the Chairman of the Board of the Company or CareInsite that he reasonably believes would have any material negative impact on the Company, CareInsite or any of their Affiliates.

                  8.2. Entire Agreement. This Agreement and the Stock Option Agreements contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

                  8.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                  8.4. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company or CareInsite by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's or CareInsite's business and properties. The Company or CareInsite may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of Executive so long as the Company or CareInsite remains responsible for the payment of the obligations hereunder. Executive's rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section
5.2 shall pass upon Executive's death to Executive's executor or administrator.

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


                  8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  8.6. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.

                  8.7. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

                  8.8. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

                  8.9. Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        MEDICAL MANAGER CORPORATION



                                        By: _____________________________
                                            Name:
                                            Title:

                                        CAREINSITE, INC.



                                        By: _____________________________
                                            Name:
                                            Title:

                                        EXECUTIVE



                                        _____________________________
                                        Marvin P. Rich
                                        1323 Ponus Ridge Road
                                        New Canaan, CT 06840